As filed with the Securities and Exchange Commission on November 3, 1994
                                               Registration No. 33-56029

============================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                        _______________________

                            AMENDMENT NO. 1

                                  TO

                               FORM S-3

                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933
                        ______________________

                     READING & BATES CORPORATION
        (Exact name of registrant as specified in its charter)

         Delaware                                      73-0642271
 (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                  Identification No.)

                        ____________________

            901 Threadneedle, Suite 200, Houston, TX  77079
                          (713) 496-5000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      WAYNE K. HILLIN, ESQ.
                      Senior Vice President,
                   General Counsel and Secretary
                   Reading & Bates Corporation
                   901 Threadneedle, Suite 200
                      Houston, Texas  77079
                          (713) 496-5000

        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copies to:

                      DOUGLAS R. DAVIS, ESQ.
                 Milbank, Tweed, Hadley & McCloy
                     1 Chase Manhattan Plaza
                    New York, New York  10005
                          (212) 530-5148

Approximate date of commencement of proposed sale to the public:
    From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
            please check the following box.     _____


 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  __X__

                       ____________________

REMOVED CALCULATION OF REGISTRATION FEE TABLE


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  The prospectus contained herein  is a combined prospectus for purposes of  Rule 429 of the Securities Act of 1933, as amended, and relates to this registration statement and the registration statement on Form S-3
  No. 33-50565.
===============================================================================

  PROSPECTUS


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A RE-GISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1994

                        READING & BATES CORPORATION
                             25,938,802 Shares

                               Common Stock

        The shares (the "Shares") of common stock, par value $.05 per share (the "Common Stock"), of Reading & Bates Corporation (the "Company") offered hereunder may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders" and "Plan of Distribution". The Company will not receive any proceeds from any sale of Shares by a Selling Stockholder hereunder. See "Use of Proceeds".

        The Common Stock, including the Shares, is listed on the New York Stock Exchange and the Pacific Stock Exchange (the "Exchanges") under the symbol "RB". The last reported sales price of the Common Stock on November 2, 1994 on the New York Stock Exchange Composite Transactions Tape was $6.375 per share.

                             ________________

        An investment in the Shares involves a high degree of risk. Prospective purchasers should carefully consider the matters set forth under "Risk Factors".
                             ________________


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
             SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _________________

        Offers  and   sales  of   Shares  by   the  respective   Selling
  Stockholders may be effected from time to time in one or more transactions, directly by the respective Selling Stockholders, or through agents, dealers, brokers or underwriters to be designated from time to time. Such offers or sales may be effected over the Exchanges, in negotiated off-exchange transactions, in coordinated public offerings, in a combination of such methods of sale or by any other legally available means. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or at negotiated prices. The Company has agreed to pay certain expenses of, and under certain circumstances to indemnify, the Selling Stockholders in connection with the offering of Shares contemplated hereby. See "Selling Stockholders" and "Plan of Distribution".


       The date of this Prospectus is                       , 1994.

                           AVAILABLE INFORMATION


        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which Exchanges the Common Stock is listed.

        The  Company   has  filed  with   the  Commission   registration
  statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statements and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.


                        INCORPORATION BY REFERENCE


        The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein
  by reference:   (1) the Company's Annual Report  on Form 10-K  for the
  year ended December 31, 1993, as amended by the Company's Amendment No. 1 on Form 10-K/A dated March 29, 1994, Amendment No. 2 on Form 10-K/A dated May 3, 1994, Amendment No. 3 on Form 10-K/A dated June 8, 1994 and Amendment No. 4 on Form 10-K/A dated June 23, 1994; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994; (4) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; (5) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated October 19, 1989, as amended by the Company's Post-Effective Amendment No. 2 on Form 8-A/A dated May 27, 1994, relating to the Common Stock; and (6) the Company's Current Reports on Form 8-K dated January 3, 1994, January 17, 1994, February 1, 1994, February 14, 1994, February 15, 1994, March 14, 1994, March
  17, 1994, March 25, 1994, April 21, 1994, May 12, 1994,  June 2, 1994,
  June  27,  1994,  July  19,  1994,  August  9,  1994, August 10, 1994,
  September  7, 1994, September 26, 1994 and October 20, 1994.


        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information filed by the Company that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Company at 901 Threadneedle, Suite 200, Houston, Texas 77079, Attention: Corporate Secretary (telephone number:
  (713) 496-5000).
                          ______________________

        Unless the context otherwise requires, the term "Reading & Bates" or the "Company", as used in this Prospectus, means Reading & Bates Corporation and its subsidiaries taken as a whole.


                               RISK FACTORS

        Prospective purchasers of the Common Stock should consider carefully the following matters, as well as the information contained elsewhere in this Prospectus and incorporated herein by reference.

  Reliance on Oil and Gas Industry; Depressed Industry Conditions

        The Company's business and operations are substantially dependent upon the condition of the oil and gas industry, the level of offshore oil and gas drilling activity and the supply of suitable offshore drilling rigs. The offshore contract drilling industry is a highly competitive and historically cyclical business. It is characterized by high capital costs, long lead time for construction of new rigs and numerous industry participants. Offshore drilling rigs have few alternative uses and, because of their nature and the environment in which they work, have relatively high costs whether or not operating. Drilling contracts are generally awarded on a competitive bid basis and, while an operator selecting a rig may consider, among other things, quality of service and equipment, pricing is currently a primary factor in determining which contractor is awarded a job. As is typical in the industry, the Company does business with a relatively small number of customers at any given time. The loss of any of such customers could, at least on a short-term basis, have a material adverse impact on the Company's profitability.

        Despite occasional improvements, the market for offshore contract drilling and related services has been depressed in recent years. Domestically, oil and natural gas prices have been directly affected by such factors as natural gas production, availability of new oil and gas leases and government regulations regarding, among other things, environmental protection, taxation, product allocations, price controls and import tariffs. Further, many oil companies have postponed or suspended budgetary approval for more expensive drilling in deep water and/or harsh environments (a primary area of emphasis of the Company). Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries ("OPEC"), are likely to continue to cause price volatility. Factors which influence demand for the Company's services include the ability of OPEC to set and maintain production levels and prices, the level of production by non-OPEC countries, worldwide demand for oil and gas, and contract and other terms sought by various governments to explore and develop oil, gas and other hydrocarbon energy sources. Although the supply of available drilling units in the industry has declined in recent years, the supply of offshore drilling equipment continues to exceed demand and the Company cannot predict the future level of demand for the Company's drilling services.

  Intense Competition

        The offshore contract drilling market is highly competitive and no one competitor is dominant. There has been a prolonged period of intense price competition during which many rigs have been idle for long periods of time. Consequently, some drilling contractors have gone out of business, sought protection under the bankruptcy laws or consolidated with other contractors. Notwithstanding these circumstances, the industry remains highly fragmented and competitive. The Company believes that competition for drilling contracts will continue to be intense for the foreseeable future. Certain of the Company's competitors are larger or have access to greater financial resources than the Company, which may enable them better to withstand industry downturns, to compete on the basis of price, to build new rigs or to acquire existing rigs that become available for purchase.

  Limited  Liquidity;  Restricted  Access  to  Capital;  Restrictions on
  Operations

        The Company will require substantial cash flow to meet its principal and interest repayment obligations on existing indebtedness and dividend payments on its $1.625 Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The ability of the Company to meet such obligations will be dependent on the Company's future performance and liquidity. The Company's performance is subject to financial, economic and other factors affecting the Company, many of which are beyond its control. The Company has had and may continue to have debt service obligations, capital expenditures and working capital requirements in excess of its cash provided by operations. Substantially all of the Company's assets are encumbered and with limited exceptions, the Company is precluded by the terms of its principal credit facility from borrowing funds from other sources without the consent of the lender. There can be no assurance that, if the need arises or an opportunity is presented to improve the condition, variety or quality of its fleet, the Company could obtain additional debt or equity capital on terms which the Company would consider reasonable.

        The Company's Norwegian subsidiary, Arcade Drilling AS ("Drilling"), is subject to various restrictions on its ability to obtain additional financing, pay dividends, make investments, extend credit, guarantee obligations of others, lease or sell assets, or engage in business combinations. In addition, Drilling's debt obligations contain a number of financial covenants, including covenants requiring certain levels of working capital and liquidity. These restrictions limit, among other things, the ability of Drilling to obtain additional capital, as well as the ability of the Company to receive loans, advances or dividends from Drilling. The Company's ability to receive loans, advances or dividends from Drilling is further restricted by Norwegian legal restrictions on the funds that may be used for such purposes and rights of minority shareholders under Norwegian law. There are also restrictions on the Company's ability to engage in transactions with Drilling under an agreement with another shareholder of Drilling.

  Restrictions Relating to Existing Indebtedness

        Under  the credit  agreement (as  amended, the  "ING  Facility")
  between the Company and Internationale Nederlanden Bank N.V. ("ING Bank"), and under certain agreements relating to other obligations of the Company, substantially all of the Company's assets are encumbered and the Company is subject to various restrictions on its ability to obtain additional financing, make investments, pay dividends, lease equipment, sell assets and engage in business combinations. The Company is also required under the ING Facility to comply with certain financial covenants and maintain certain financial ratios. It is also an event of default under the ING Facility if there should occur a material adverse change in the financial or business condition of the Company or certain of its subsidiaries. The ING Facility prohibits the Company from declaring or paying dividends in any one year in excess of 50% of its cumulative net income subsequent to March 29, 1991. ING Bank has consented to the payment of regular cash dividends on the Preferred Stock, without regard to such limitation. Although the Company is currently in compliance with the foregoing restrictions and provisions, the Company's ability to comply in the future with such restrictions and provisions may be affected by the levels of cash flow from the Company's operations and events or circumstances beyond the Company's control. Failure by the Company to comply with any of the restrictions and provisions under the ING Facility could result in a default under the ING Facility, which in turn could cause such indebtedness to be declared immediately due and payable.

        Under Drilling's bank credit agreement, Drilling is prohibited, under certain circumstances, from paying dividends and granting loans (including to the Company). Drilling is also subject to various restrictions and financial covenants under debt obligations. It is also an event of default under certain of Drilling's loan agreements if there should occur a material adverse change in the financial or business condition of Drilling. See "--Limited Liquidity; Restricted Access to Capital; Restrictions on Operations".

  Results of Operations


        The Company has reported net losses applicable to common stockholders of $15.2 million for the nine months ended September 30, 1994, net income applicable to common stockholders of $2.6 million for the year ended December 31, 1993, net losses applicable to common stockholders of $1.9 million for the year ended December 31,1992, and net losses from continuing operations (before extraordinary gain and cumulative effect of change in accounting principle) of $17.4 million, $53.8 million and $60.5 million for the years ended December 31, 1991, 1990 and 1989 respectively.


  Control by Certain Stockholders

        As of September 30, 1994, the partners of BCL Investment Partners, L.P. ("BCL") controlled approximately 30% of the Company's outstanding Common Stock, and R&B Investment Partnership, L.P., R&B Investment Partnership II, L.P., Whitman Heffernan & Rhein Workout Fund, L.P. and WHR Management Company, L.P. (the "WHR Partnerships") controlled approximately 7% of the Company's outstanding Common Stock. BCL and one of the WHR Partnerships each designated two of the ten current members of the Company's Board of Directors and one designee of each partnership is an executive officer of the Company. The directors designated by BCL and such WHR Partnership were designated pursuant to agreements between the Company and BCL and such WHR Partnership, respectively, which agreements were terminated effective as of September 14, 1993.

        If the partners of BCL and the WHR Partnerships choose to act together, as they generally have over the past three years, they may effectively control the management of the Company and decisions requiring shareholder approval. One other director is an officer of a corporation that controls RBY, Ltd. See "Selling Stockholders" and "Plan of Distribution".

  Shares Eligible for Future Sale

        As of September 30, 1994, approximately 37% of the outstanding Common Stock was held by persons who may be deemed "affiliates" (as defined in Rule 144) of the Company, including the partners of BCL and the WHR Partnerships. Such shares may be eligible for public resale subject to the volume and manner of sale limitations of Rule
  144. Substantially all of such shares of Common Stock are registered on the Registration Statements of which this Prospectus is a part. Pursuant to a Registration Rights Agreement between such persons and the Company as amended and currently in effect (the "Registration Rights Agreement"), the Company is obligated to register substantially all of the shares of Common Stock held by such persons on a "shelf" registration statement filed pursuant to Rule 415 under the Securities Act and to keep such shelf registration statement continuously effective until the earlier to occur of August 1, 1996 or the sale by the holders of all of the Shares. Pursuant to the Registration Rights Agreement, holders of the Shares have waived
  (i) their rights to effect underwritten registered public offerings during such period and (ii) restrictions on underwritten public offerings by the Company during such period. After the expiration of such period, however, holders of shares of Common Stock subject to the Registration Rights Agreement will be entitled to require the Company to register Shares under the Securities Act in connection with up to seven underwritten registered public offerings.


        In September 1994, as partial consideration for the repurchase by the Company of certain notes or interests (the "Lease Debt") relating to leveraged leases of the drilling units "C.E. Thornton" and "George H. Galloway" and the secured financing of the drilling unit "F.G. McClintock", the Company issued 4,230,235 shares of Common Stock in private placements pursuant to Common Stock Issuance Agreements (the "Issuance Agreements") between the Company and the holders of such Lease Debt, at a price per share of $6.375 (the closing price of the Common Stock on the New York Stock Exchange on August 5, 1994, the last preceeding business day prior to the date of the Company's offer to repurchase the Lease Debt). All of such Shares are registered on the Registration Statements of which this Prospectus is a part. Pursuant to the Issuance Agreements, the Company is obligated to register all of such Shares on a "shelf" registration statement filed pursuant to Rule 415 under the Securities Act and to keep such shelf registration statement continuously effective until the earlier to occur of September 14, 1996 or the sale of all of such Shares pursuant to any such registration statement.


        Future sales of Common Stock, either pursuant to Rule 144 or the Registration Statements of which this Prospectus is a part, or the perception that such sales may occur, could adversely affect the prevailing market price for the Common Stock. See "Selling Stockholders" and "Plan of Distribution".

  Potential Restrictions on Sales of Shares to Non-U.S. Citizens

        As the indirect owner, through certain of its subsidiaries, of mobile offshore drilling units registered or formerly registered as vessels under U.S. flag, the Company is subject to the provisions of the Shipping Act, 1916, which restrict the sale of U.S. flag vessels or the controlling interest in them to non-U.S. citizens without the consent of the Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). In the case of a sale of a U.S. flag vessel, MARAD's prior written consent will be required before such transaction can be completed and MARAD may require as a condition to its consent that the purchaser enter into a contract with MARAD concerning the future use and control of the vessel. In the case of the transfer of a controlling interest in a company which owns a U.S. flag vessel, MARAD's prior written consent will also be required and may or may not be conditioned upon the seller or the purchaser entering into agreements with MARAD. In connection with the transfer of control of the Company to non-U.S. citizens which occurred after September 1, 1989, the Company obtained the written consent of MARAD to such transfer, but such consent was limited to the specific non-U.S. citizens named in MARAD's consent (which include the non-U.S. citizen groups that control BCL and certain non-U.S. citizens that are investors in the WHR Partnership). Any future change in control of the Company involving non-U.S. citizens would similarly require MARAD's consent. Failure to obtain MARAD's consent to the sale of a rig to a non-U.S. citizen or to the transfer of a controlling interest in the Company or in a rig-owning company to non-U.S. citizens would give MARAD the right to exercise various remedies provided by the Shipping Act, 1916, including the forfeiture of the rig or rigs involved, civil penalties (including fines) and certain misdemeanor criminal penalties.

  Absence of Dividends on Common Stock

        The Company has not paid any cash dividends on the Common Stock since the first quarter of 1986 and does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.

  Governmental Regulation and Environmental Matters

        The Company's operations are subject to numerous domestic and foreign governmental laws and regulations that may relate directly or indirectly to the contract drilling industry, including, without limitation, laws and regulations controlling the discharge of materials into the environment, requiring removal and cleanup under certain circumstances or otherwise relating to the protection of the environment, and certification, licensing and other requirements imposed by treaties, laws, regulations and conventions in the jurisdictions in which the Company operates. For example, as an operator of mobile offshore drilling units in navigable United States waters and other offshore areas, the Company may be liable for damages and for the cost of removing oil spills for which it is found to be responsible, subject to certain limitations. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company does not believe that environmental regulations have had any material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required for compliance with existing laws and regulations. However, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing or increasing the effective cost of exploratory or developmental drilling for or production of oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations. The Company's operations in the Gulf of Mexico are subject to the U.S. Oil Pollution Act of 1990 ("OPA '90") and the regulations promulgated pursuant thereto. The Company generally seeks to obtain indemnity agreements whenever possible from the Company's customers requiring such customers to hold the Company harmless from liability for pollution that originates below the water surface (including, where applicable, liability under OPA '90) and maintains marine liability insurance and contingent energy, exploration and development insurance which affords the Company limited protection. When obtained, such contractual indemnification protection may not in all cases be supported by adequate insurance maintained by the customer. There is no assurance that any such insurance or contractual indemnity protection will be sufficient or effective under all circumstances.

  Operating Risks

        The Company's operations are subject to the many hazards inherent in the drilling industry, including such dangers as blowouts and well fires. The Company's equipment is also subject to hazards inherent in marine operations, either while on site or under tow, such as capsizing, sinking, grounding, collision and damage from severe weather conditions. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. The Company maintains such insurance protection as it believes to be adequate and in accordance with industry practice against normal risks in its operations. In addition, the Company generally seeks to obtain indemnity agreements whenever possible from the Company's customers requiring such customers to hold the Company harmless in the event of loss of production or reservoir damage. There is no assurance that any such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The occurrence of a significant event not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.

  Foreign Operations

        The Company's drilling units and operations are geographically dispersed throughout the world, and are therefore subject to various political, economic and other uncertainties, including, among others, the risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts, taxation policies, foreign exchange restrictions, changing political conditions, international monetary fluctuations and foreign governmental regulations which favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, changes in domestic or foreign governmental regulations, which may at any time become applicable to the Company or its operations, could reduce demand for the Company's services, or adversely affect the
  Company's ability to compete for customers. Currently, when conducting drilling operations in areas the Company perceives as politically unstable, the Company either (i) negotiates contracts providing for indemnification against expropriation and certain other political risks, or (ii) to the extent available and practical, purchases insurance covering such risks.

  Certain Provisions Relating to Changes in Control

        The Company's Restated Certificate of Incorporation and Bylaws contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. Additionally,
  Section 203 of the Delaware General Corporation Law restricts certain "business combinations" between interested stockholders and the Company, which may render more difficult or tend to discourage attempts to acquire the Company.


                                THE COMPANY

        Reading & Bates Corporation was incorporated in 1955 under the laws of the State of Delaware. The Company provides contract drilling services in major offshore oil and gas producing areas worldwide. The Company's principal executive offices are located at 901 Threadneedle, Suite 200, Houston, Texas 77079, and its telephone number is (713) 496-5000.

        The Company's offshore drilling fleet currently consists of eleven jack-up drilling units, five semisubmersible drilling units and two drilling tenders. The Company intends to continue to modernize its fleet, and in that regard continues to consider the selective acquisition of existing rigs, directly or through business combination transactions, but does not currently contemplate entering into arrangements for the construction of any new rigs.


                              USE OF PROCEEDS

        The net proceeds from any sale of Shares hereunder will be received by the respective Selling Stockholders. The Company will not  receive any  proceeds from  any  sale  of Shares  by any  Selling
  Stockholder.


                           SELLING STOCKHOLDERS

        Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock owned as of the date of this Prospectus by each Selling Stockholder, the number of Shares which may be offered by each Selling Stockholder, the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering contemplated hereby and the percentage of total shares of Common Stock outstanding owned by each Selling Stockholder upon completion of the offering contemplated hereby.

                                                                      Percent
                                                                     of total
                                    Number of        Number of        shares
                                   shares which        shares       outstanding
                      Number of   may be offered      owned if      owned upon
                       shares       pursuant to      all shares     completion
Selling Stockholder    owned(1)   this Prospectus  are sold (1)(2)  of offering
- -------------------  ----------- ----------------  ---------------  -----------
BCL Investment
 Partners, L.P.(3)       80,250        80,250              0               *
Elliott Associates,
 L.P.                 1,247,814     1,170,997            76,817            *
The Equitable
 Life Assurance
 Society of the
 United States          288,000       288,000              0               *
Financial Investments
 Ltd.(3)              1,464,544     1,464,544              0               *
Forreal Ltd.(3)          73,227        73,227              0               *
Grace Brothers, Ltd.    445,756       445,756              0               *
Greenwing Ltd.(3)     1,327,271     1,327,271              0               *
Incomare Holdings,
 Inc.(3)              1,610,999     1,610,999              0               *
Ingalls & Snyder
 Value Partners L.P.    103,081       102,904             177              *
John Hancock Mutual
 Life Insurance
 Company              3,071,530     1,594,756         1,476,774           2.47%
Knights of Columbus     159,857       132,000            27,857            *
Life Line Investments
  Ltd.(3)             3,758,996     3,758,996              0               *
Massachusetts Mutual
 Life Insurance
 Company                144,000       144,000              0               *
New England Mutual
 Life Insurance
 Company                220,000       220,000              0               *
N&M Holding,
 N.V.(3)              5,054,607     5,054,607              0               *
Pan-American Life
 Insurance Company      117,081        87,822            29,259            *
R&B Investment
 Partnership,
 L.P.(4)                161,612       161,612              0               *
R&B Investment
 Partnership II,
 L.P.(4)                120,061       120,061              0               *
RBY, Ltd.(3)          2,509,359     2,509,359              0               *
Torarica N.V.(3)        146,454       146,454              0               *
Whitman Heffernan
 & Rhein Workout
 Fund, L.P.(4)        3,487,296     3,487,296              0               *
WHR Management
 Company, L.P.(4)       127,211       127,211              0               *
Workships
 Intermediaries,
 N.V.(3)              1,830,680     1,830,680              0               *
                      _________     _________          ________          ____

   Total:            27,549,686    25,938,802         1,610,884          2.47%
                     ==========    ==========         =========          ====

___________________
*  Less than one percent


(1) Includes shares of Common Stock as to which such Selling Stockholder is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, except that (i) shares of Common Stock which may be deemed, pursuant to such Rule, to be beneficially owned by more than one Selling Stock-holder are included only for the Selling Stockholder which may currently offer and sell such Shares pursuant to the Registration Statements and
      (ii) securities, if any, that may be held by a Selling Stockholder or its affiliates in investment accounts, trust accounts, custody accounts or other similar fiduciary capacities are excluded from the above table.


(2) Assumes no other acquisition of shares of Common Stock after the date of this Prospectus.


(3) Based upon information contained in a Schedule 13D, as amended as of October 14, 1994, which was filed by BCL and the other report-ing persons named therein, and upon certain other information available to the Company, BCL, a limited partnership, is the beneficial owner of 15,135,869 shares of Common Stock, including 80,250 shares held directly and 15,055,619 shares distributed by BCL to its partners (excluding 1,393,247 shares held by N&M Holding, N.V., an affiliate of ING Bank ("N&M"), as further described below and 1,327,271 shares held by Greenwing Ltd. ("Ltd")). The Schedule 13D states that under BCL's partnership
      agreement,   there  are  five  general partners  of  BCL:   Serife
      Investments, N.V., a Netherlands Antilles corporation  ("Serife"),
      Life  Line Investments  Ltd.,   a  Liberian  corporation  ("LLI"),
      Dedicated  Holdings   Ltd.,  a   Liberian   corporation   ("DHL"),
      Financial Investments Ltd., a Liberian corporation ("FIL"), and Greenwing Investments, Inc., a Delaware corporation ("Greenwing").
      There   is  one  limited  partner of  BCL:  RBY,  Ltd., a Delaware
      corporation ("RBY").     Certain  shares  beneficially   owned  by
      BCL were previously distributed to its partners, certain of whom subsequently distributed their shares to their stockholders, as
      follows:   7,322,720 shares were  distributed to Serife, which  in
      turn distributed 3,661,360 shares each to N&M, a Netherlands Antilles corporation and an indirect, wholly-owned subsidiary of
      ING  Bank,  and  Workships  Intermediaries  N.V.,   a  Netherlands
      Antilles  corporation  ("Workships"),  and Workships  subsequently
      distributed   1,537,772   shares  to   Incomare   Holdings,   Inc.
      ("Incomare"),  146,454  shares  to  Torarica  N.V.   ("Torarica"),
      73,227 shares to Forreal Ltd. ("Forreal") and 73,227 shares to Workfrogs N.V. which immediately conveyed such 73,227 shares to Incomare for a total of 1,610,999 shares held by Incomare, leaving Workships with 1,830,680 shares; 3,758,996 shares to LLI; 2,099,180 shares to DHL (which shares were later sold); 1,464,544 shares to FIL; 1,327,271 shares held by Greenwing (which then conveyed such shares to Ltd); and 2,509,359 shares to RBY. BCL, Serife, LLI, DHL, FIL, Greenwing, RBY, N&M, Incomare, Torarica, Forreal and Workships have entered into a stockholders agreement pursuant to which the shares held by each of them will be voted in
      such manner as BCL shall  determine,  and  each  has   granted  an
      irrevocable  proxy (each,  an  "Irrevocable Proxy")  to BCL.    In
      addition, under certain conditions set forth in such stockholders agreement, Serife has a right of first refusal (the "Refusal Rights") should LLI, DHL and FIL propose to transfer any of their Common Stock holdings to any person other than one of themselves. Based upon the Schedule 13D and other information available to
      the  Company,  the   Company  believes  that  BCL   is  ultimately
      controlled by N&M, Dr. Cordia and Dr. Laqueur, through their control of Workships, Den norske Bank AS ("DnB"), through its control of LLI, DHL and FIL (as described below), and by Paul B. Loyd, Jr., the Company's chairman and chief executive officer,
      through his  control  of Greenwing  and  Ltd.   In  addition,  the
      Schedule  13D  previously  indicated  that  BCL  was  party  to an
      agreement with N&M pursuant  to  which (i)  N&M   agreed  that  if
      N&M received and wished to accept an offer from a third party to buy any portion of the 1,393,247 shares acquired by N&M from The
      Chase  Manhattan   Bank,  N.A.   ("Chase")   on   March  30,  1993
      (together with any securities distributed by the Company with respect thereto and any Company securities into which such shares may be converted, the "Subject Shares"), it would first
      make an offer to sell such Subject Shares to BCL   upon  the  same
      terms and conditions applicable to such third-party offer, (ii) BCL agreed that if BCL received and accepted an offer from a third party to buy any portion of the Common Stock owned by BCL, N&M would be entitled to participate in the sale by selling to BCL the same percentage of Subject Shares as the number of shares of Common Stock sold in such transaction bore to the total number of shares of Common Stock owned by BCL at the same per share price applicable to the transaction with the third party, (iii) N&M agreed that if N&M sold to a third party any portion of the Subject Shares, N&M would pay BCL a specified profit share percentage depending upon the per share price of the Common Stock on the day such sale was completed and (iv) N&M agreed to vote the Subject Shares in accordance with the instructions of BCL, unless
      such  instructions  were  against  N&M's  manifest interest.   The
      Schedule 13D indicates that the provisions of such agreement described in items (i), (ii) and (iv) above have been terminated. The Schedule 13D also indicates that DHL, LLI and FIL have each entered into agreements pledging all of their respective holdings of Common Stock to DnB and Workships and Greenwing have each enter-ed into agreements pledging all of their respective holdings of Common Stock to ING Bank. DnB has filed its own Schedule 13D, as most recently amended on May 13, 1994, stating that due to certain defaults on loans secured by the pledges of Common Stock by DHL, LLI and FIL and on loans to the parents of each of such entities secured by pledges of capital stock of DHL, LLI and FIL, DnB may be considered to be the beneficial owner of 5,223,540 shares of Common Stock (excluding shares in which DHL, LLI and FIL may have an indirect beneficial ownership interest as general partners of
      BCL,   as  described   above),  which   beneficial  ownership   is
      disclaimed.    As  a  result  of  such  defaults,  DnB  has  taken
      effective  control  over   DHL,  LLI  and  FIL  by  replacing  the
      directors and officers thereof with persons designated by DnB. In the event DnB forecloses upon all or any of the Common Stock owned by DHL, LLI and FIL, the Irrevocable Proxies and Refusal
      Rights  granted  by   DHL,  LLI  and  FIL  with  respect  to  such
      foreclosed upon Common Stock will automatically terminate and, as a result thereof, the number (and percentage) of outstanding shares of Common Stock controlled by BCL would be reduced. See "Risk Factors -- Control by Certain Stockholders".


(4) Based upon information contained in a Schedule 13D, as amended as of February 14, 1994, as filed by WHR Management Company, L.P. ("WHR"), as general partner of the other WHR Partnerships, and upon certain other information available to the Company. According to WHR's Schedule 13D and other information available to the Company, WHR beneficially owns the 127,211 Shares it holds
      directly  and  the   3,768,969  Shares  held   by  the  other  WHR
      Partnerships, for a total of 3,896,180 Shares. Martin J. Whitman, James P. Heffernan and C. Kirk Rhein, Jr. are general partners of WHR. Each of Messrs. Whitman, Heffernan and Rhein disclaims beneficial ownership of the Common Stock held by the WHR Partner-ships. Mr. Rhein serves as Vice Chairman and director of the Company. Pursuant to an agreement between the Company and R&B Investment Partners, L.P., certain compensation and benefits (in-cluding an award of 90,000 shares of restricted Common Stock to Mr. Rhein under the Company's 1992 Long-Term Incentive Plan) are payable to WHR Management Company, L.P. Such restricted stock award shares are included in the shares listed for such firm in the table above, and Mr. Rhein disclaims beneficial ownership of such shares. See "Risk Factors -- Control by Certain Stockholders".



        Of the Shares included in the above table, 4,230,235 Shares were issued pursuant to the Issuance Agreements in connection with the Company's repurchase of Lease Debt in September 1994 and 21,708,567 Shares were issued in connection with the Company's recapitalization in March 1991, which involved the issuance of approximately 39.6 million shares of Common Stock and the incurrence of approximately $76.2 million in senior secured obligations in exchange for the elimination of approximately $414.6 million of existing obligations relating to a prior debt and equity restructuring by the Company in September 1989. See "Risk Factors -- Shares Eligible for Future Sale" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 which is incorporated herein by reference.


        For more than the past three years, certain of the Selling Stockholders have engaged in various transactions with the Company in the course of providing financing to the Company and in connection with the Company's 1989 restructuring and 1991 recapitalization. See "Risk Factors -- Shares Eligible for Future Sale". Reference is made to Items 7, 10, 11, 12 and 13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated herein by reference.

        Pursuant to the Registration Rights Agreement and the Issuance Agreements, the Company has agreed to pay certain fees, disbursements and expenses of the offering, and substantially all of the expenses of the Selling Stockholders with respect to the offering of Shares contemplated hereby, including all registration and filing fees, printing expenses, the Company's auditors' fees, listing fees, registrar and transfer agent's fees, certain fees and disbursements of counsel to the Selling Stockholders in connection with such offering, fees and disbursements of outside counsel to the Company, expenses of complying with applicable securities or "blue sky" laws and the fees of the National Association of Securities Dealers, Inc. in connection with its review, if any, of such offering. The Company estimates aggregate expenses payable by the Company to be $117,500.


                           PLAN OF DISTRIBUTION

        Each Registration Statement is a "shelf" registration pursuant to Rule 415 ("Rule 415") promulgated by the Commission under the Securities Act. In relevant part, Rule 415 permits registration of securities for an offering to be made on a continuous basis in the future where such securities are offered and sold by persons other than the registrant, the registrant's subsidiary or a person of which the registrant is a subsidiary.

        Pursuant to the Registration Rights Agreement and the Issuance Agreements, the Company is obligated to keep the registration of the Shares continuously effective until the earlier to occur of the sale of such Shares pursuant to the Registration Statements or (i) August 1, 1996 (in the case of 21,708,567 Shares registered pursuant to the Registration Rights Agreement) or (ii) September 14, 1996 (in the case of 4,230,235 Shares registered pursuant to the Issuance Agreements). See "Risk Factors -- Shares Eligible for Future Sale".

        Offers and sales of Shares by the respective Selling Stockholders may be effected from time to time in one or more transactions, directly by the respective Selling Stockholders, or through agents, dealers, brokers or underwriters to be designated from time to time. Such offers or sales may be effected over the Exchanges (including crosses or block transactions), in negotiated off-exchange transactions, in coordinated public offerings, in a combination of such methods of sale or by any other legally available means. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or at negotiated prices. Certain Selling Stockholders may also from time to time offer Shares in underwritten or coordinated block transactions through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agents.

        At the time any underwritten or coordinated distribution of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate number  of  Shares  being  offered  and  the  terms  of  the offering, including the name or names of any participating Selling Stockholders, underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.


        Selling Stockholders and any underwriters, dealers and agents participating in an underwritten or coordinated distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them and any profit received by them on the resale of the Shares may be deemed to be underwriting discounts and commissions, under the Securities Act. Selling Stockholders, underwriters, dealers and agents who participate in the distribution of the Shares, and their officers, directors and controlling persons, may be, under certain circumstances, entitled under, or in accordance with, the Registration Rights Agreement or the Issuance Agreements to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such persons may be required to make in respect of such liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of their respective businesses.


        In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                            VALIDITY OF SHARES

        Certain legal matters in connection with the Shares offered hereby will be passed upon by Wayne K. Hillin, Esq., Senior Vice President, General Counsel and Secretary of the Company. As of the date of this Prospectus, Mr. Hillin was the beneficial owner of 10,505 shares of Common Stock and holds options to purchase an additional 80,000 shares of Common Stock, 80% of which were exercisable as of September 30, 1994.

                                  EXPERTS

        The consolidated balance sheet as of December 31, 1993 and 1992 and the consolidated statements of operations, cash flows and stockholders' equity (deficit) for the two years ended December 31, 1993 incorporated by reference in this Prospectus and elsewhere in the Registration Statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and together with the related schedules are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


        With respect to the unaudited interim financial information for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance of their reports on that infor-mation should be restricted in light of the limited nature of the re-view procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because neither report is a "report" or a "part" of the Registration Statements prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.


        The Company's consolidated financial statements as of December 31, 1991 and for the year ended December 31, 1991, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent public accountants, given on the authority of that firm as experts in accounting and auditing.

      =================================     ================================
      No  person is authorized  to give
      any information  or  to make  any
      representation  not contained  in            25,938,802 Shares
      this Prospectus, and, if given or
      made,    such   information    or
      representation must not be relied
      upon as having been authorized by
      the    Company,    any    Selling
      Stockholder  or any  underwriter.
      This    Prospectus    does    not
      constitute an offer to sell, or a
      solicitation of an offer to  buy,        READING & BATES CORPORATION
      any   security  other   than  the
      securities  offered  hereby,  nor
      does it  constitute  an offer  to
      sell,  or  a  solicitation  of an
      offer   to   buy,   any   of  the
      securities offered  hereby to any
      person  in  any  jurisdiction  in
      which it is unlawful to make such
      offer  or  solicitation.  Neither
      the  delivery of  this Prospectus                Common Stock
      nor   any  sale   made  hereunder
      shall,  under any  circumstances,
      create an  implication that there
      has been no change in the affairs
      of  the  Company  since  the date
      hereof  or  that the  information
      herein is correct  as of any time
      subsequent to its date.
            ______________________
                                                          Prospectus
              TABLE OF CONTENTS
                                                             , 1994

      Available Information
      Incorporation by Reference
      Risk Factors
      The Company
      Use of Proceeds
      Selling Stockholders
      Plan of Distribution
      Validity of Shares
      Experts

      ================================      =================================

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


  Item 14.  Other Expenses of Issuance and Distribution.

      An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby is as follows:

     Securities and Exchange Commission
        registration fee  . . . . . . . . . . . . . . . . . $  9,664.00
      Legal fees and expenses . . . . . . . . . . . . . .     50,000.00
      Accounting fees and expenses  . . . . . . . . . . . .   37,500.00
      Printing and word processing expenses . . . . . . . .   10,000.00
      Miscellaneous . . . . . . . . . . . . . . . . . .       10,336.00
                                                            -----------
                              Total . . . . . . . . . . .   $117,500.00
                                                            ===========

  ________________________

  Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, inter alia, permits a corporation generally to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless and only to the extent that the court determines that indemnification is appropriate. Section 145 also authorizes the corporation to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      Article Tenth of the Company's Restated Certificate of Incorporation as currently in effect provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      In addition, Article Tenth of the Company's Restated Certificate of Incorporation generally provides that each present and future director and officer of the Company, and each present and future director and officer of any other corporation or enterprise serving as such at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense (including attorneys' fees), judgments, fines and amounts paid or to be paid in settlement, actually and reasonably incurred or suffered by him in connection therewith. The right to indemnification conferred by said Article Tenth is deemed to be a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the requirements of the Delaware General Corporation Law. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The rights provided under Article Tenth of the Company's Restated Certificate of Incorporation are not exclusive of other rights to which any director or officer may otherwise be entitled, and in the event of his death, shall extend to his legal representatives. Article Tenth also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      The Company and members of its board of directors have entered into agreements requiring the Company to indemnify such directors to the maximum extent permitted by Delaware law and the Company's
  Restated Certificate of Incorporation, to the extent such directors are not fully protected by any directors' and officers' liability insurance maintained by the Company, and to provide directors' and officers' liability insurance with the broadest coverage available at reasonable cost. The Company has an insurance policy covering liabilities not in excess of $10,000,000 incurred by officers and directors of the Company in their capacity as such. The Company offers no assurance that it will be able to obtain such insurance in the future at reasonable rates.

      The foregoing discussions of certain provisions of Section 145 of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and the Company's insurance policy are not intended to be exhaustive and are qualified in their entirety by reference to such statute and such documents.


  Item 16.  Exhibits.

  (a)       Exhibits:

  *   Exhibit 3.1 -           The  Registrant's Restated  Certificate of
                              Incorporation,   as  amended.   (Filed  as
                              Exhibit  3.1  to Post-Effective  Amendment
                              No.  2  to   the  Company's   Registration
                              Statement on Form 8-A/A dated May 27, 1994 and incorporated herein by reference.)

  *   Exhibit 3.2 -           The Registrant's Bylaws. (Filed as Exhibit
                              4.2  to  the  Company's  Registration  No.
                              33-44237   and   incorporated  herein   by
                              reference.)

  *   Exhibit 4.1 -           Form  of  the  Registrant's  Common  Stock
                              Certificate.  (Filed  as  Exhibit  4.6  to
                              Registration No. 33-51120 and incorporated herein by reference.)

  *   Exhibit 4.2 -           Registration Rights Agreement dated  as of
                              March  29,  1991  among   the  Registrant,
                              Holders as referred therein and members of Offering Committee as referred therein.
                              (Filed  as Exhibit  4.22 to  the Company's
                              Annual Report on Form 10-K for 1990 and incorporated herein by reference.)

  *   Exhibit 4.3 -           Amendment No. 1, dated as of September  1,
                              1992, to the Registration Rights Agreement filed as Exhibit 4.2 hereto. (Filed as Exhibit 4.18 to Registration No. 33-51120 and incorporated herein by reference.)

  *   Exhibit 4.4 -           Amendment No. 2, dated as of June 1, 1993,
                              to the Registration Rights Agreement filed
                              as Exhibit 4.2 hereto.   (Filed as Exhibit
                              4.8  to  Registration  No.   33-65476  and
                              incorporated herein by reference.)

  **  Exhibit 4.5 -           Amendment No.  3,  dated as  of August  1,
                              1994, to the Registration Rights Agreement filed as Exhibit 4.2 hereto.

  **  Exhibit 4.6 -           Form  of  Common Stock  Issuance Agreement
                              dated as of  August 24,  1994 between  the
                              Registrant   and   the  Purchasers   named
                              therein.

  **  Exhibit 5 -             Opinion of Wayne K. Hillin, Esq.


  *** Exhibit 15 -            Letter    regarding   unaudited    interim
                              financial information.

  *** Exhibit 23.1 -          Consent of Arthur Andersen LLP

  *** Exhibit 23.2 -          Consent of Coopers & Lybrand L.L.P.


  Exhibit 23.3 -              Consent of Wayne K. Hillin, Esq. (included
                              in his opinion filed as Exhibit 5).

  Exhibit 24 -                Powers  of  Attorney   (included  on   the
                              signature pages hereto).

  _______________________


  *   Incorporated by reference.
  **  Previously filed.
  *** Filed herewith.


  Item 17.  Undertakings.


        The undersigned Registrant hereby undertakes:
        (a)   to  file, during  any period in  which offers  or sale are
              being   made,   a   post-effective   amendment   to   this
              Registration Statement:

              (i)   to   include  any  prospectus  required  by  Section
                    10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) to include any material information with respect  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (b) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

        (c) to remove from registration by means of the post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
  Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, Reading & Bates Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 3, 1994.


                                      READING & BATES CORPORATION


                                      By:/s/Tim W. Nagle
                                         -------------------------
                                          Tim W. Nagle
                                          Vice President and Chief
                                          Financial Officer

      Signature                            Title

  /s/Paul B. Loyd, Jr.*           Chairman, President, Chief Executive
  ---------------------------     Officer and Director
    (Paul B. Loyd, Jr.)           (Principal Executive Officer)

  /s/C. Kirk Rhein, Jr.*          Vice Chairman and Director
  ---------------------------
    (C. Kirk Rhein, Jr.)

  /s/Tim W. Nagle                 Vice President and Chief Financial Officer
  ---------------------------     (Principal Financial and Accounting
    (Tim W. Nagle)                Officer)

                                  Director
  ---------------------------
    (Arnold L. Chavkin)

                                  Director
  ---------------------------
    (Willem Cordia)

                                  Director
  ---------------------------
    (Charles A. Donabedian)

  /s/Ted Kalborg*                 Director
  ---------------------------
    (Ted Kalborg)

  /s/J. W. McLean*                Director
  ---------------------------
    (J.W. McLean)

                                  Director
  ---------------------------
    (Robert L. Sandmeyer)

  /s/Steven A. Webster*           Director
  ---------------------------
    (Steven A. Webster)

*By: /s/Tim W. Nagle
    -------------------------
    Tim W. Nagle
    As Attorney-in-Fact